Exhibit 99.2

Contact:

AtriCure, Inc.

David J. Drachman

President and Chief Executive Officer

(513) 755-5758

ddrachman@atricure.com

AtriCure Reports Resignation of Chief Executive Officer

WEST CHESTER, Ohio – August 2, 2012 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems for the treatment of atrial fibrillation, or AF, and systems for the exclusion of the left atrial appendage, today announced that David J. Drachman, Chief Executive Officer and President of the Company, resigned from his positions with the Company. Mr. Drachman will continue to serve the Company through September 30, 2012. Mr. Drachman’s term as a member of the Company’s Board of Directors ends effective August 2, 2012.

AtriCure also announced the formation of an Office of the Chairman led by Richard M. Johnston, Chairman of AtriCure’s Board of Directors. The Office of the Chairman will assume the responsibilities of Mr. Drachman. In addition to Mr. Johnston, Michael D. Hooven shall serve as a member of the Office of the Chairman. One of AtriCure’s founders and a member of the Board since 2000, Mr. Hooven served as the Company’s Chief Executive Officer and President from 2000 to 2002.

Richard M. Johnston, Chairman of AtriCure’s Board of Directors stated, “On behalf of the Board, management and employees of AtriCure, I would like to thank Mr. Drachman for his dedication and contribution to AtriCure over the past ten years. Dave has been instrumental in helping the company persevere through challenges. It is from his contribution alongside the AtriCure team, that AtriCure is now well-positioned for continued growth and success in expanding the treatment options for atrial fibrillation. We wish him all the best on his future endeavors.”

Mr. Johnston continued, “We are highly committed to the execution of our strategic initiatives at AtriCure. As we conduct a search for a new CEO, Mike Hooven and I will work alongside the management team to carry out strategic and operational priorities of the company. I appreciate the support of our partners and associates during this transitional time.”

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue for the treatment of atrial fibrillation, or AF, and systems for the exclusion of the left atrial appendage. The Company believes cardiothoracic surgeons are adopting its ablation products for the treatment of AF during concomitant open-heart surgical procedures and sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. The FDA has not cleared or approved certain AtriCure products for the treatment of AF or a reduction in the risk of stroke.